Citigroup Managed Futures LLC
                        731 Lexington Avenue, 25th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275

Ladies and Gentlemen:

On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated June 30, 2008 to the Partnership's prospectus dated April 30, 2008.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/ Jennifer Magro
    --------------
    Jennifer Magro
    Chief Financial Officer and
    Director

Enclosures

                   Citigroup Diversified Futures Fund L.P.
                                    June 2008

The net asset value for Citigroup Diversified Futures Fund L.P. was $1,159.50 per unit at the end of June, up 4.6% for the month and up 15.2% year to date.

The Fund was positive for the month of June as trends in energy, grains, and equity indices continued. With equity markets performing poorly, and continued media coverage of record-breaking oil and food prices, inflation remained the primary concern for most central bankers. The energy market was the best overall performer as the petroleum complex continued to push higher. Severe flooding in the Midwest hampered any planting progress for corn and soybeans that was already behind schedule. Continued fundamental tightness and potential supply disruptions were viewed as support for the grains market as prices jumped over 25% in June, benefiting the Fund. Profits were also earned from short positions in U.S. and European equity indices as the month developed into one of the worst months for equity markets in recent years.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                             For the Period June 1,
                              Through June 30, 2008
                                                       Percent
                                                     of Average
                                                     Net Assets
Realized gains from trading            $26,379,749       2.92%
Change in unrealized gains/losses
     from trading                       25,462,783       2.81
                                       -----------      -----
                                        51,842,532       5.73
Less, Brokerage commissions
     and clearing fees ($185,068)        4,614,315       0.51
                                       -----------      -----
Net realized and unrealized gains       47,228,217       5.22
Interest Income                            956,034       0.11
                                       -----------      -----
                                        48,184,251       5.33
Less, Expenses:
     Management fees                     1,510,396       0.17
     Incentive fees                      5,435,800       0.60
     Other expenses                        169,673       0.02
                                       -----------      -----
                                         7,115,869       0.79

Net income                              41,068,382       4.54%
                                                        -----

Additions (902.0630 G.P. units
at May 31, 2008 net asset
value per unit of $1,108.57)             1,000,000
Additions (8,273.7220 L.P. units
at May 31, 2008 net asset
value per unit of $1,108.57)             9,172,000
Redemptions (17,095.9563 L.P. units
at June 30, 2008 net asset
value per unit of $1,159.50)           (19,822,761)
                                       -----------
Increase in net assets                  31,417,621
Net assets, May 31, 2008               883,702,930
                                       -----------
Net assets, June 30, 2008             $915,120,551
                                       ------------

Net Asset Value per unit
  ($915,120,551 / 789,238.3619 Units)     $1,159.50
                                          ---------

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

   By:    Jennifer Magro
         Chief Financial Officer and Director
   Citigroup Managed Futures LLC
   General Partner, Citigroup
   Diversified Futures Fund L.P.